Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATATRAK INTERNATIONAL, INC. ANNOUNCES
THIRD QUARTER AND NINE MONTH OPERATING RESULTS FOR 2006
Successful early conclusion of several large projects contributes to Company’s transition period that is also marked by record project, customer and pipeline growth
Cleveland, Ohio, November 7, 2006...DATATRAK International, Inc. (Nasdaq: DATA), a technology and services company focused on global eClinical solutions for the clinical trials industry, today reported its operating results for the third quarter and nine months of 2006.
     For the three months ended September 30, 2006, revenue increased approximately 8% to $4,374,000, and the Company reported a net loss of $(1,326,000), or $(0.12) per share on both a basic and diluted basis. These results compared with revenue of $4,056,000, and net income of $413,000, or $0.04 per share on both a basic and diluted basis, in the third quarter of 2005.
     For the nine months ended September 30, 2006, DATATRAK’s revenue increased approximately 20% to $13,705,000, and a net loss of $(2,109,000), or $(0.19) per share on a basic and diluted basis was recorded for the period. The Company reported revenue of $11,415,000 and net income of $1,205,000, or $0.12 per share basic and $0.11 per share on a diluted basis, in the corresponding period of the previous year.
     Non-cash expense items incurred in the third quarter of 2006 that were not incurred in the third quarter of 2005 were $345,000 of depreciation and amortization related to the acquisition and $90,000 of stock based compensation expense related to the adoption of FAS 123(R). Similar non-cash expense items incurred for the first nine months of 2006 that were not incurred in the corresponding nine month period last year totaled $1,183,000.
     As previously announced, on February 13, 2006, DATATRAK acquired all of the outstanding stock of ClickFind, Inc., (“ClickFind”) of Bryan, Texas, a privately-held company focused on the provision of integrated technology solutions for clinical trials. The operating results of ClickFind have been included in the Company’s results of operations for all periods subsequent to February 13, 2006.
     DATATRAK’s backlog at September 30, 2006 was $13.0 million and backlog currently stands at approximately $11.5 million. This compares to a backlog of $20.3 million at December 31, 2005. Backlog is defined as the remaining value of signed contracts or authorization letters to commence services. The Company does not include in its backlog potential contracts or authorization letters that have passed the verbal stage, but have not been signed. All contracts are subject to possible delays or cancellation or can change in scope in a positive or negative direction. Therefore, current backlog is not necessarily indicative of the Company’s future quarterly or annual revenue. Historically, backlog has been a poor predictor of the Company’s short-term revenue.
     Significant accomplishments since June 30, 2006 include:
•	$5.7 million of recently announced commitments that are not included in current backlog
•	New multi-billion dollar North American client becomes the fourth customer in 2006 to standardize on DATATRAK

•	Another multi-billion dollar client guarantees $3 million of project commitments by year end 2007 of which $1.9 million has already been awarded

•	Standardization movement continues to advance, where a growing number of customers plan to utilize the DATATRAK eClinical™ product suite for all future trials. Customers increasingly are ordering blocks of trials versus historical “trial by trial” mode

•	The UK-based Medical Research Network becomes the sixth client to utilize DATATRAK as the preferred technology through commitments of blocks of projects and seeks to perform clinical trials with novel information collected from the home environment

•	COResearch is performing ten clinical trials from eight customers with DATATRAK ECG capabilities and has outstanding proposals with an additional six clients

•	Company achieves record number of clinical trials, 134 in 2006
     “Despite all of these positive developments and trends, the early stage revenue contributions from much of this were not enough in the third quarter to compensate for the unexpected, successful, winding down of four large trials a few quarters ahead of previous estimates. This is what we meant in the announcement in September when we referred to the fact that despite a continuing flow of new customers and the unprecedented movement of some to standardize on us and award blocks of trials, we will be going through a period of transition. This transition period was expected as it relates to activity with Version 4.0 declining as the momentum from the eClinical platform continues to build, and part of the transition period relates to the unexpected timing of the revenue shortfall caused by the premature termination of the larger trials and a slower starting of eClinical projects than what was originally anticipated. We understand that the financial results for this quarter depict a temporary setback from our previous quarters of progressive growth, but it is important to know the reasons why this transition period is occurring and what factors constitute our building momentum and confidence in the future. ”, stated Dr. Jeffrey A. Green, President and Chief Executive Officer of DATATRAK International, Inc.
     “One must understand there is lag time between announcing new customers and new trials and having the revenue impact the financials. Trials may not commence until weeks or months after they are announced and blocks of trials may be initiated one by one over a period of months. So, despite all of the recent news and progress relating to new customers and trials, we are in the early stages of revenue recognition and/or contracting for much of it.”
     “This quarter was impacted by the unexpected, successful, winding down of the four large trials a few quarters ahead of previous estimates. We were made aware of the decision regarding premature closures of these studies in September. These four trials had an initial collective budget value at the time of signing several years ago of $5.6 million. The final budget values for these trials grew to $12.8 million, or by 130%. These trials are still generating revenue, though they are all in the accelerated closure phase. Third quarter revenue contributions from these four trials declined $370,000, or 30%, from the previous quarter. The final $1.2 million of backlog for these projects has been removed from backlog at the end of the quarter.”
     Continuing, “On a positive note, the client sponsoring the closing trials is very satisfied and they are discussing plans for five new trials with us that are tentatively scheduled to commence in mid 2007. Preliminary budget estimates exceed $5 million, making them substantially larger than our current average trial budget size of approximately $175,000. Though this work is not yet signed, it signifies this customer’s satisfaction in working with DATATRAK moving into next year and is yet another client interested in making the transition from the previous platform to the new one.”
     Looking forward, “The standardization movement and the ordering of blocks of trials by a growing number of customers is a significant sign for the future. It not only signifies a continuing maturation of this market, but it is a testimony to the extreme competitiveness of the DATATRAK eClinical™ as it is increasingly being viewed as an Enterprise information platform in the clinical trials industry. Standardization means that virtually every clinical trial done by those organizations comes to DATATRAK. We expect the record number of projects and customers we are now involved with will be eclipsed in coming quarters. To better understand the nature and magnitude of what is occurring, a sample of six clients from our current list where we have reasonably good visibility into their future clinical trial pipeline are estimated to deliver over 90 clinical trials to DATATRAK during the next 14 months. No estimations of clinical trial delivery from our other customers are included in this number and no estimations are included for new projects from potential new customers that may be added from now till the end of 2007. This magnitude of potential new work from just a portion of our current customer base lends support to our confidence in the not too distant future.

     “Additionally, the relationship with COResearch, though under a year old, has produced excellent results with fourteen customers using or planning studies with our digital electrocardiographic (ECG) capability. COResearch has also been effective at referring two clients to DATATRAK for use of our broad eClinical platform, in addition to the ECG offering, with proposals outstanding at this time for more than $1.3 million. The ability to have all clinical trial information contained within one database was of key importance to these clients.”
     In conclusion, “We hope this discussion helps everyone understand the reasons behind our reduced revenue growth during this transition period and we hope that you can look forward a few quarters and share our optimism for what lies ahead. Importantly, this transition has nothing to do with any hesitancy of customers and projects going with the eClinical platform. In fact, just the opposite is true, since our record pipeline is largely a result of it. This transition period has no relationship to any fundamental changes in the market or in DATATRAK’s competitive position. In fact, the fundamental environment in this market and the competitiveness of your Company has never been greater for strong mid-term to long-term growth. We would be amiss if we did not openly address the inconsistency of this longer-term view with the immediate financial results which we have just reported.”
     The Company will also host a conference call today at 4:30 p.m. ET. To participate via phone, participants are asked to dial 719-457-2626 (access code 9122456) a few minutes before 4:30 p.m. ET. The conference call will also be available via live web cast on DATATRAK International, Inc.’s web site by clicking the button labeled “Click here for Live Web Cast, 3rd Quarter Earnings Call” on the Company’s homepage at www.datatrak.net a few minutes before 4:30 p.m. ET.
     A replay of the phone call and web cast will each be available at approximately 6:30 p.m. ET on November 7, 2006 and will run until 1:00 a.m. ET on November 15, 2006. The phone replay can be accessed by dialing 719-457-0820 (access code 9122456). To access the web cast replay go to the Company’s homepage at www.datatrak.net and click the button labeled “Click here for Replay of Web Cast, 3rd Quarter Earnings Call”.
     DATATRAK International, Inc. is a worldwide technology company focused on the provision of multi-component eClinical solutions and related services for the clinical trials industry. The Company delivers a complete portfolio of software products that were created in order to accelerate clinical research data from investigative sites to clinical trial sponsors and ultimately the FDA, faster and more efficiently than manual methods or loosely integrated technologies. DATATRAK’s eClinical software suite can be deployed worldwide through an ASP offering or in a licensed Technology Transfer model that fully empowers its clients. The DATATRAK software suite and its earlier versions have successfully supported hundreds of international clinical trials involving thousands of clinical research sites and encompassing tens of thousands of patients in 56 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 16 separate drugs that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio, Bonn, Germany, and Bryan, Texas. Its common stock is listed on the NASDAQ Stock Market under the ticker symbol “DATA”. Visit the DATATRAK International, Inc. web site at www.datatrak.net.
     Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. Factors that may cause actual results to differ materially from those in the forward-looking statements include the limited operating history on which the Company’s performance can be evaluated; the ability of the Company to continue to enhance its software products to meet customer and market needs; fluctuations in the Company’s quarterly results; the viability of the Company’s business strategy and its early stage of development; the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; the Company’s dependence on major customers; government regulation associated with clinical trials and the approval of new drugs; the ability of the Company to compete in the emerging EDC market; losses that potentially could be incurred from breaches of contracts or loss of customer data; the inability to protect intellectual property rights or the infringement upon other’s intellectual property rights; the Company’s success in integrating its recent acquisition’s operations into its own operations and the costs associated with maintaining and/or developing two product suites; and general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets.

This list of factors is not all inclusive. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry. The Company undertakes no obligation to update publicly or revise any forward-looking statement.
CONTACT:

Jeffrey A. Green, Pharm.D., FCP	Terry C. Black	Neal Feagans
President and Chief Executive Officer	Chief Financial Officer	Investor Relations
DATATRAK International, Inc.	DATATRAK International, Inc.	Feagans Consulting, Inc.
440/443-0082 x112	440/443-0082 x110	303/449-1184

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	September 30, 2006	December 31, 2005
Cash and investments	$4,279,850	$9,362,922
Accounts receivable, net	3,301,259	2,853,823
Deferred tax asset	1,200,000	1,200,000
Intangible assets, net	2,140,040	—
Goodwill	12,956,842	—
Other	5,911,849	2,690,004

Total assets	$29,789,840	$16,106,749

Accounts payable and other current liabilities	$3,926,235	$2,409,761
Long-term liabilities	5,878,835	—
Shareholders’ equity	19,984,770	13,696,988

Total liabilities and shareholders’ equity	$29,789,840	$16,106,749

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended September 30,
	2006	2005
Revenue	$4,374,360	$4,055,914
Direct costs	1,327,173	899,306

Gross profit	3,047,187	3,156,608

Selling, general and administrative expenses	3,391,522	2,603,859
Depreciation and amortization	628,648	198,272

(Loss) income from operations	(972,983)	354,477

Interest income	50,047	62,272
Interest (expense)	(106,208)	—

(Loss) income before income taxes	(1,029,144)	416,749

Income tax expense	297,000	4,095

Net (loss) income	$(1,326,144)	$412,654

Net (loss) income per share:
Basic:
Net (loss) income per share	$(0.12)	$0.04

Weighted-average shares outstanding	11,400,675	10,284,219

Diluted:
Net (loss) income per share	$(0.12)	$0.04

Weighted-average shares outstanding	11,400,675	11,457,454

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Nine Months Ended September 30,
	2006	2005
Revenue	$13,704,673	$11,415,338
Direct costs	3,877,047	2,740,840

Gross profit	9,827,626	8,674,498

Selling, general and administrative expenses	9,911,092	7,024,825
Severance expense	294,974	—
Depreciation and amortization	1,663,692	574,953

(Loss) income from operations	(2,042,132)	1,074,720

Interest income	181,416	159,430
Interest (expense)	(248,088)	—

(Loss) income before income taxes	(2,108,804)	1,234,150

Income tax expense	—	28,653

Net (loss) income	$(2,108,804)	$1,205,497

Net (loss) income per share:
Basic:
Net (loss) income per share	$(0.19)	$0.12

Weighted average shares outstanding	11,205,113	10,168,126

Diluted:
Net (loss) income per share	$(0.19)	$0.11

Weighted average shares outstanding	11,205,113	11,383,493